Exhibit 99.1

PRESS RELEASE

FOR:	MDC Partners Inc. 745 Fifth Avenue, 19th Floor New York, NY 10151	CONTACT:	Matt Chesler. CFA VP, Investor Relations 646-412-6877 mchesler@mdc-partners.com

MDC Partners Inc. Commences $800 Million Private Offering of Senior Notes

New York, NY, March 17, 2016 (NASDAQ: MDCA) – MDC Partners Inc. (“MDC Partners” or the “Company”) today announced that it has commenced a private offering of $800 million aggregate principal amount of its senior unsecured notes due 2024 (the “Notes”). The Notes will be guaranteed by all of MDC Partners’ existing and future restricted subsidiaries that guarantee, or are co-borrowers under or grant liens to secure, MDC Partners’ senior secured revolving credit facility.

The Notes and related guarantees will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Notes and related guarantees will not be registered under the Securities Act and, therefore, may not be offered or sold in the United States absent an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

MDC Partners plans to use the net proceeds of the offering, together with cash on hand and/or drawdowns on its amended and restated senior secured revolving credit facility, to redeem all $735.0 million aggregate principal amount of its outstanding 6.75% Senior Notes due 2020, to pay accrued interest, related premiums, fees and expenses.

This press release does not constitute an offer to sell, or a solicitation of an offer to sell or buy any securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About MDC Partners Inc.

MDC Partners is one of the fastest-growing and most influential marketing and communications networks in the world. Its 50+ advertising, public relations, branding, digital, social and event marketing agencies are responsible for some of the most memorable and engaging campaigns for the world's most respected brands. As “The Place Where Great Talent Lives,” MDC Partners is known for its unique partnership model, empowering the most entrepreneurial and innovative talent to drive competitive advantage and business growth for clients. By leveraging technology, data analytics, insights, and strategic consulting solutions, MDC Partners drives measurable results and optimizes return on marketing investment for over 1,700 clients worldwide.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements. Such risk factors include, among other things, the Company’s financial performance; risks associated with the U.S. Securities and Exchange Commission’s (“SEC”) ongoing investigation of the Company; risks associated with the effects of economic downturns; the highly competitive nature of the Company’s industry and its ability to attract and retain key clients; ongoing compliance with debt agreements and the Company’s ability to satisfy contingent payment obligations when due; and other risk factors set forth in the Company’s Form 10-K for its fiscal year ended December 31, 2015 and subsequent SEC filings.